Exhibit 8.1
WNS (HOLDINGS) LIMITED
LIST OF SUBSIDIARIES

S/No.	Name of Subsidiary	Place of Incorporation

1.	WNS Global Services Netherlands Cooperative U.A.	The Netherlands

2.	WNS North America, Inc.	Delaware, USA

3.	WNS Global Services (UK) Limited	United Kingdom

4.	Town & Country Assistance Limited	United Kingdom

5.	Business Applications Associates Limited	United Kingdom

6.	WNS (Mauritius) Limited	Mauritius

7.	WNS Global Services (Romania) S.R.L.	Romania

8.	WNS Philippines Inc.	The Philippines

9.	WNS Mortgage Services Private Limited	India

10.	WNS Workflow Technologies Limited	United Kingdom

11.	Chang Limited	United Kingdom

12.	Call 24-7 Limited	United Kingdom

13.	Business Associates Application, Inc.	Delaware, USA

14.	Baizan International Software Technology (Beijing) Co. Ltd.	China

15.	WNS Capital Investment Limited	Mauritius

16.	WNS Global Services (Private) Limited	Sri Lanka

17.	WNS Customer Solutions (Singapore) Private Limited	Singapore

18.	WNS Customer Solutions (Private) Limited	Sri Lanka

19.	First Offshoring Technologies Private Limited	India

20.	Servicesource Offshore Technologies Private Limited	India

21.	Hi-Tech Offshoring Services Private Limited	India

22.	WNS Global Services Private Limited	India

23.	Ntrance Customer Services Private Limited	India

24.	Customer Operational Services (Chennai) Private Limited	India

25.	Noida Customer Operations Private Limited	India

26.	WNS Customer Solutions Private Limited	India

27.	WNS Customer Solutions Shared Services Private Limited	India

28.	WNS Workflow Technologies (India) Private Limited	India

29.	Marketics Technologies (India) Private Limited	India

30.	Marketics, Inc.	Delaware, USA